Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-233897) pertaining to the 2015 Global Share Plan and the 2018 Share Incentive Plan of Pinduoduo Inc. of our reports dated April 24, 2020, with respect to the consolidated financial statements of Pinduoduo Inc., and the effectiveness of internal control over financial reporting of Pinduoduo Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

April 24, 2020